UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 26, 2007

STANLEY FURNITURE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-14938	54-1272589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1641 Fairystone Park Highway, Stanleytown, Virginia 24168
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (276) 627-2000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement.

On January 26, 2007, the registrant entered into an Amended and Restated Note Purchase and Private Shelf Agreement (the “Amended Note Agreement”) with The Prudential Insurance Company of America (“Prudential”), Hartford Life Insurance Company, Medica Health Plans, Pruco Life Insurance Company of New Jersey, Prudential Retirement Insurance and Annuity Company, Mutual of Omaha Insurance Company and each Prudential affiliate which becomes a purchaser as provided therein. Under the Amended Note Agreement, the registrant agreed to borrow $25 million in a private note placement on or before April 17, 2007. The note will bear interest at 6.73% per annum and be payable in seven equal annual principal payments starting in April 2011 with a final payment due in April 2017. Proceeds from the loan will be used for general corporate purposes including the registrant’s stock repurchase program. The Amended Note Agreement also provides for a $25 million uncommitted shelf facility and amends and restates the registrant’s note purchase and private shelf agreement with Prudential which was entered into in 1999. The Amended Note Agreement provides that the notes issued thereunder may be accelerated if there is an event of default (as defined in the Amended Note Agreement).

The foregoing summary is qualified in its entirety by reference to the Amended Note Agreement, a copy of which is filed as Exhibit 4.01 to this report.

ITEM 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this report is incorporated by reference into this Item 2.03.

ITEM 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

4.01 Amended and Restated Note Purchase and Private Shelf Agreement dated as of January 26, 2007, among the Registrant, The Prudential Insurance Company of America, the other purchasers named therein and each Prudential affiliate which became a purchaser as provided therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANLEY FURNITURE COMPANY, INC.

February 1, 2007	By: /s/Jeffrey R. Scheffer
Date	Jeffrey R. Scheffer
Chairman, President and Chief Executive Officer